Exhibit 6.1

AGREEMENT AND PLAN OF MERGER

by and among

MODE MOBILE, INC.,

A Delaware Corporation

JIBJAB CATAPULT CA INC.,

A Delaware Corporation

JIBJAB MERGER SUB I INC.,

A Delaware Corporation

JIBJAB, LLC,

A Delaware Limited Liability Company

and

CATAPULT CA QOF, LLC,

A Delaware Limited Liability Company

Dated as of August 20, 2026

EXHIBIT A-1	Form of First Certificate of Merger

EXHIBIT A-2	Form of Second Certificate of Merger

EXHIBIT B-1	Copy of Initial Charter

EXHIBIT B-2	Copy of Effective Charter

EXHIBIT C-1	Copy of Initial Bylaws

EXHIBIT C-2	Copy of Effective LLC Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 20, 2026 (the “Execution Date”), is entered into by and among (i) Mode Mobile, Inc., a Delaware corporation (“Purchaser”), (ii) JibJab Catapult CA Inc., a Delaware corporation (the “Company”), (iii) JibJab Merger Sub I Inc., a Delaware corporation and a direct and wholly-owned subsidiary of Purchaser (“First Merger Sub”), (iv) JibJab, LLC, a Delaware limited liability company and a direct and wholly-owned subsidiary of Purchaser (“Second Merger Sub”, and together with First Merger Sub, the “Merger Subs”), and (v) Catapult CA QOF, LLC, a Delaware limited liability company (the “Majority Shareholder”), Paul Hanges (“Hanges”) and Mauro Gatti (“Gatti”, and together with Hanges, collectively, the “Minority Shareholders,” with the Minority Shareholders and the Majority Shareholder being, collectively, the “Sellers”). Purchaser, the Company, the Merger Subs, and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

WHEREAS, prior to the Initial Effective Time (as defined below), the Sellers collectively own 100% of the issued and outstanding shares of capital stock of the Company (each, a “Company Share”, and collectively, the “Company Shares”);

WHEREAS, subject to the terms and conditions hereof, the Parties intend that Purchaser acquire all of the equity interests of the Company by effecting two mergers pursuant to which (a) at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company to be the surviving corporation of the First Merger and a wholly-owned subsidiary of Purchaser (the “Initial Surviving Corporation”), in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and (b) immediately following the consummation of the First Merger, the Initial Surviving Corporation will merge with and into Second Merger Sub, an entity disregarded as an entity separate from its parent for U.S. federal income Tax purposes (the “Second Merger”, and together with the First Merger, the “Mergers”), with Second Merger Sub to be the surviving limited liability company of the Second Merger and a wholly-owned subsidiary of Purchaser (the “Surviving Company”), in accordance with the relevant provisions of the DGCL and the Limited Liability Company Act of the State of Delaware, as amended (the “LLC Act”);

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Mergers be treated as integrated steps in a single transaction and together will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Purchaser and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, on or immediately prior to the execution and delivery of this Agreement, the Company has obtained and delivered to Purchaser a true, correct and complete copy of an irrevocable unanimous written consent adopting and approving this Agreement and the Ancillary Agreements and approving and consenting to the Mergers and the consummation of the transactions contemplated hereby and thereby (the “Written Consent”), in each case, in accordance with the DGCL, the Company’s certificate of incorporation (the “Company Charter”) and the Company’s bylaws (as amended, modified or restated, the “Company Bylaws”); and

WHEREAS, the respective governing bodies of the Parties have approved and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS AND INTERPRETATIONS

I.1 Definitions and Interpretations.

(a) Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Accounting Principles” means (a) GAAP and, (b) to the extent consistent with GAAP, as applied by the Company in preparing the Financial Statements, subject to the accounting methods, policies, practices, procedures, classifications and estimation methodologies set forth on Exhibit A hereof, and (c) to the extent consistent with the foregoing clauses (a) and (b), the Example Statement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the sale of voting securities, by contract or otherwise. References herein to Affiliates of Purchaser shall be deemed to include (a) the Initial Surviving Corporation following the Initial Effective Time, and (b) the Surviving Company following the Effective Time.

“Allocable Portion” means, with respect to any Seller or Option Holder, the percentage set forth next to the name of such Person on Section 5.1 of the Disclosure Schedule, which represents the percentage equal to (i) the number of shares of the Company owned by such Seller or subject to the Company Options held by such Option Holder, respectively, in each case on a fully-diluted, as-converted basis, divided by (ii) the aggregate number of outstanding shares of the Company on a fully-diluted, as-converted basis.

“Ancillary Agreements” means the Certificates of Merger, the Employment Agreement, the Estimated Closing Statement, the Disclosure Schedule, the Purchaser Stockholder Agreements and the other agreements, schedules, exhibits, statements, appendixes, annexes, certificates, instruments and documents required to be delivered hereunder at or prior to the Closing.

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“Applicable Law” or “Law” in the context that refers to one or more Persons, means any domestic or foreign, federal, state, provincial, self-regulatory organization (such as the Payment Card Industry Security Standards Council), or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, decree or other similar requirement enacted, adopted, promulgated or applied by a governmental entity, and any terms and conditions of any grant of approval, permission, authority or license of any governmental entity, that is binding upon or applicable to such Person, or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, agreement, or obligation, or any event or circumstance which, with or without the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” means the business conducted by the Company as of the Closing Date consisting of providing a direct-to-consumer subscription web-based and mobile-application platform of personalized digital social-expression content and related personalization tools, consisting specifically of (i) personalized animated and video electronic greeting cards (eCards), (ii) personalized short-form comedic music videos and animated videos using face- or photo-insertion functionality, (iii) personalized animated GIFs incorporating user-supplied photographs, faces, or likenesses, and (iv) personalized digital event invitations with electronic RSVP collection built upon or derived from eCard or video templates.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank in New York, NY is closed for a regular pre-scheduled closing.

“Cash” means unrestricted cash and cash equivalents (as determined in accordance with the Accounting Principles) excluding (to the extent excluded in the determination of cash and cash equivalents under the Accounting Principles) the amount of outstanding checks or wire transfers sent by the Company but not yet credited or debited, plus (to the extent included in the determination of cash and cash equivalents under the Accounting Principles) checks deposited or wire transfers sent to the Company but not yet credited or debited, and excluding and reduced for Restricted Cash (provided that “Cash” shall not include any Cash that was included in and counted toward the Estimated Net Working Capital or Final Net Working Capital, as applicable).

“Closing Cash Consideration” means Fifteen Million Five Hundred Thousand Dollars ($15,500,000 USD), which shall be paid to the Sellers at the Closing.

“Closing Date Cash” means, as of the Reference Time, the aggregate unrestricted cash and cash equivalents of the Company without giving effect to the transactions contemplated by this Agreement (such exclusion to include, without limitation, the aggregate cash payments made by the Company to Option Holders on or prior to the Closing), determined in accordance with GAAP, excluding any amounts that are restricted, escrowed, pledged, or subject to any Lien.

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“Closing Date Indebtedness” means, as of the Reference Time, the aggregate outstanding Indebtedness of the Company, including, without limitation, all principal, accrued interest, prepayment penalties, and breakage costs, whether or not then due and payable.

“Closing Date Net Cash” means Closing Date Cash minus Closing Date Indebtedness, in each case determined as of the Reference Time.

“Closing Date Working Capital” means the Current Assets of the Company as of the Reference Time minus the Current Liabilities of the Company as of the Reference Time, each determined in accordance with GAAP and the Accounting Principles, and in each case excluding Cash, cash equivalents, and any component of Indebtedness.

“Company App” means the JibJab Application available for download on, respectively, the Google Play Store and the Apple App Store.

“Company Option(s)” means all options to purchase shares of the Company granted by the Company pursuant to any option, grant or award agreement outstanding immediately prior to the Closing.

“Company Systems” means any and all Software, firmware, hardware and systems, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems owned or used by the Company.

“Consideration Cash” means the Closing Cash Consideration and any other cash payable by Purchaser to the Sellers pursuant to this Agreement, including the payment of the Indemnification Holdback Amount.

“Consideration Shares” means Twenty Three Million, Seventy Six Thousand, Nine Hundred and Twenty Three (23,076,923) shares of Purchaser Common Stock, which the Parties agree have a fair market value as of the Closing of $0.52 USD per share.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, deed of trust, loan, credit agreement, Plan, insurance policy, franchise concession, contract, agreement (including, but not limited to, customer agreement, supplier agreement, employment agreement or settlement agreement), Permit, license, lease, governing document, sales order, arrangement or other commitment, obligation or understanding, whether written or oral, in each case, including all amendments, modifications (including postponements), schedules, exhibits, attachments, addenda, statements of work, purchase and service orders, and waivers thereto.

“Current Assets” means the consolidated current assets of the Company, as determined under the Accounting Principles, but excluding any cash, cash equivalents, and/or Indebtedness.

“Current Liabilities” means the consolidated accounts payable, accrued expenses, and other current Liabilities of the Company as determined under the Accounting Principles, including all outstanding accrued and unpaid personal, paid time off, sick or vacation time balances of employees of the Company.

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“Customer Data” means all data and content (a) Processed, uploaded or otherwise provided by or on behalf of the clients or customers of the Company to, or stored by the clients or customers of the Company on the products and services of the Company, or (b) collected by the products and services of the Company, including all Personal Information.

“Disclosure Schedule” means the disclosure schedule (arranged in sections and subsections corresponding to the Sections and subsections of this Agreement) delivered by the Company and the Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Exercise Price” means, with respect to each Company Option, the amount (in cash) that the Option Holder holding such Company Option would be required to pay to exercise such Company Option in full.

“Flow-Through Tax Returns” means all income or similar Tax Returns filed or required to be filed by the Company for any Pre-Closing Tax Period if (a) the Company is classified as a partnership or disregarded entity for purposes of such Tax Return and (b) the items of income, gain, expense, or deduction of the Company reported on such Tax Return are passed through and reported on a Tax Return of the Sellers under Applicable Law.

“Fraud” means any intentional fraud, as determined under Delaware law, with respect to the making of the statements, certifications, representations and/or warranties in this Agreement, the Ancillary Agreements, or any other agreement, statement or certificate contemplated hereby.

“GAAP” means United States generally accepted accounting principles, as in effect as of the applicable date of determination.

“Indebtedness” means, without duplication, (I) the principal of, and accrued and unpaid interest in respect of, any indebtedness of the Company or for which the Company is responsible or liable, and (II) Liabilities of the Company: (a) for borrowed money, loans, or advances, whether current or funded, secured or unsecured; (b) for deferred purchase price of properties, assets or services (including all earn-out, promissory notes, the Company financing, license fees, or similar deferred payments obligations), overdue payables and off-balance sheet obligations; (c) evidenced by notes, debentures, bonds, or other similar instruments for the payment of which the Company is responsible or liable, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or other equity securities or securities convertible into share capital or other equity securities; (d) with respect to letters of credit and/or surety bonds and similar performance guarantees and/or with respect to any collateral (cash or otherwise) in connection therewith and/or to the extent drawn; (e) with respect to deferred revenue or customer deposits, to the extent such deferred revenue or customer deposits are for products or services to be provided more than twelve (12) months after the applicable measurement date; or (f) with respect to all guarantees by the Company of any Liabilities of a third party of a nature similar to the types of Liabilities described in the foregoing clauses.

“Indemnification Holdback Amount” means Two Million Dollars ($2,000,000 USD).

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“Insider” means a Seller, or an officer, director, manager, managing member, member, stockholder, equityholder, employee or Affiliate of a Seller or the Company, or any natural person related by marriage, lineal descent or adoption or otherwise related within the second degree of consanguinity to any such natural person, or any entity in which any such of the foregoing Persons owns any beneficial interest.

“Intellectual Property” means any and all intellectual property and proprietary rights, including: (i) all names and marks, including product names, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all rights to any copyrightable works, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any items set forth under the other clauses of this definition of “Intellectual Property”; (vi) all licenses, options to license and other contractual rights to use any items set forth under the other clauses of this definition of “Intellectual Property”; (vii) all Software, including computer and electronic data processing programs and software programs, application programming interfaces, pseudo code, source code, object code, procedures, libraries, subroutines, databases or other data repositories, and related documentation, existing research projects, computer software presently under development, and all software concepts owned and all proprietary information, processes, formulae and algorithms, used in the sale, marketing, development, maintenance, support and delivery of such software; and (viii) all domain names.

“Knowledge of the Company” and other similar knowledge qualifications means the actual knowledge of Hanges and Gatti and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his duties for the Company and after commercially reasonable inquiry (including, without limitation, inquiry of his direct reports, if any).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, secured or unsecured or determined or determinable, regardless of whether or not required to be reflected in financial statements in accordance with GAAP.

“Liens” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, preemptive rights, rights of first offer or first refusal, levies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions or adverse claims on title or transfer of any nature whatsoever.

“Loss” means (i) any loss, Liability, damage, judgment, fine, penalty, deficiency, Tax, claim, demand, cost, expense, interest (whether or not arising out of a third party claim), and/or (ii) the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals, in each case, including (x) as paid in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement or the Ancillary Agreements, (y) as incurred in respect of any audit, examination or controversy and/or (z) the cost of pursuing any insurance providers (and changes in premiums resulting therefrom); provided, that “Loss” shall not include punitive or exemplary damages, or consequential, special, or indirect damages (including loss of profits, loss of benefit, loss of value, or diminution in value), except in each case to the extent actually awarded and paid to a third party in connection with a Third Party Claim.

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“Material Adverse Effect” with respect to a Party means any changes, circumstances, state of facts, events or conditions that have had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect, change or development on the business, operations, assets, liabilities, results of operations, properties, employees, business relations, condition (financial or otherwise) of such Party, taken as a whole, or that materially impair or would be reasonably likely to materially impair the ability of such Party to consummate the transactions contemplated hereby. Such Party shall be deemed to be the Company, unless otherwise provided for in the use of such defined term herein. Notwithstanding the foregoing, no changes, circumstances, states of fact, events or conditions arising out of or resulting from any of the following shall constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) general economic, financial, credit, capital or securities market, or political conditions; (b) conditions generally affecting the industries in which such Party operates; (c) any changes in Applicable Law or GAAP, or the interpretation or enforcement thereof; (d) acts of war, terrorism, civil unrest, natural disasters, epidemics or pandemics; (e) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby; or (f) any action required to be taken (or omitted to be taken) pursuant to this Agreement or taken (or omitted to be taken) at the written request of Purchaser; except, in the case of clauses (a) through (d), to the extent such changes have a disproportionately adverse effect on such Party relative to other participants in the industries in which such Party operates.

“Material Third Party License” means any Third-Party License, written or oral, of the Company involving monetary payment by the Company in an amount in excess of $15,000 per annum to the licensor.

“Merger Consideration” means the Consideration Cash and the Consideration Shares.

“Minimum Closing Cash Requirement” means Four Million Dollars ($4,000,000 USD).

“Option Holders” means, collectively, all Persons owning or holding a Company Option.

“Order” means any award, decision, injunction, stipulation, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental entity or by any arbitrator.

“Per Share Merger Consideration” means the amount determined by dividing (i) the amount of Closing Cash Consideration, plus the fair market value of the Consideration Shares, minus the Indemnification Holdback Amount, by (ii) the aggregate number of outstanding shares of the Company on a fully-diluted, as-converted basis.

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“Permitted Liens” means Liens for Taxes (i) not yet due and payable, or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP.

“Purchaser Common Stock” means the shares of Class AAA Common Stock of Purchaser, par value $0.00001 per share.

“Purchaser Stockholder Agreements” means, collectively, (a) that certain Right of First Refusal and Co-Sale Agreement, dated February 25, 2021, among Purchaser and certain of its securityholders, and (b) that certain Voting Agreement, dated February 25, 2021, among Purchaser and certain of its securityholders, in each case, as amended.

“Permits” means all licenses, permits, consents, certificates, authorizations, approvals, grants, waivers, clearances, registrations and similar privileges or rights to operate or conduct any business issued or otherwise granted by any governmental entity.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

“Personal Information” means all information that, alone or in combination with other information, allows the direct or indirect identification of an individual or can be used to contact an individual, including names, addresses, Social Security numbers, financial account numbers, biometric information (e.g., fingerprints, hand scans or retina scans), Internet Protocol (IP) addresses or other unique device identifiers that may be used to directly or indirectly identify a natural person, data used to serve an individual with online behavioral advertising, or any other information as defined in, or as regulated by, one or more Privacy Laws (as defined herein).

“Pre-Closing Tax Period” means any taxable period of the Company that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Privacy Laws” means all Applicable Laws or Orders relating to data privacy, data security, data loss or breach, and/or the processing of Personal Information including the Illinois Biometric Information Privacy Act, 201 CMR 17.00 et seq., the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, General Data Protection Regulation (EU GDPR), the California Consumer Privacy Act and all other similar state laws, the Telephone Consumer Protection Act, PCI-DSS, the Telemarketing Sales Rule, the Health Insurance Portability and Accountability Act, Health Information Technology for Economic and Clinical Health Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all Applicable Laws related to telemarketing, and all Applicable Laws related to data breach notification.

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“Privacy Policies” means all policies relating to data privacy and/or security, the processing of Personal Information, including all website and mobile application privacy policies and all written information security policies and procedures.

“Privacy Requirements” means all applicable (a) Privacy Laws, (b) requirements related to data privacy, Personal Information, and/or data security obligations in Contracts, and (c) Privacy Policies.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity.

“Reference Time” means 11:59 P.M. on the Closing Date, local time (Chicago, IL). For all determinations using the Reference Time, the effect of any actions taken by the Company at and after the Closing at the direction of Purchaser outside the ordinary course of business (including payments at or about Closing or the Initial Effective Time under Section 2.2 or 3.1) shall be excluded. For the avoidance of doubt, the effect of any of the following actions taken by the Company on or after the Effective Date shall also be excluded from all determinations using the Reference Time: (i) any capital contribution to, or shareholder loan or advance made to, the Company by any Seller or any of its Affiliates; (ii) any proceeds of indebtedness incurred or drawn by the Company; and (iii) any acceleration of collection of accounts receivable, or deferral of payment of accounts payable, in either case outside the Company’s ordinary course of business consistent with past practice, measured against the trailing twelve (12)-month average days sales outstanding and days payable outstanding, respectively.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, trustees, managers, members, managing members, partners, officers, employees, agents, financing sources, consultants, insurers, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Restricted Business” means any business that directly competes with, or is substantially similar to, the Business (consisting of providing a direct-to-consumer subscription web-based and mobile-application platform of personalized digital social-expression content and related personalization tools, consisting specifically of (i) personalized animated and video electronic greeting cards (eCards), (ii) personalized short-form comedic music videos and animated videos using face- or photo-insertion functionality, (iii) personalized animated GIFs incorporating user-supplied photographs, faces, or likenesses, and (iv) personalized digital event invitations with electronic RSVP collection built upon or derived from eCard or video templates), including, without limitation, any business that, as of the Execution Date, develops and offers to the public mobile applications that provide any of the following: (w) rewards applications where users earn points through periodic completion of marketing-based tasks; (x) provide user functionality to lock other apps and photos; (y) QR code-related products or services, including QR code generators and/or QR code scanner mobile applications; and (z) businesses substantially similar to the Company. For the avoidance of doubt, neither Character.ai nor Owow Technologies Inc. shall be considered a Restricted Business.

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“Restricted Period” means (a) with respect to the non-competition obligations in Section 7.2(a), the period from the Execution Date until three (3) years after the Closing Date, and (b) with respect to the non-solicitation obligations in Section 7.2(b), the period from the Execution Date until five (5) years after the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any actual or suspected unauthorized access to or use, disclosure, modification, or destruction of information (including Customer Data and Personal Information), or unauthorized access to or use of, or interference with system operations of information technology or operational technology assets, including the Company Systems.

“Software” means any and all: (a) computer programs, firmware and application programming interfaces, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, as of such date, owned by such Person or one or more Subsidiaries of such Person.

“Target Net Cash” means Four Million Dollars ($4,000,000 USD).

“Target Working Capital” means negative One Hundred Thousand Seven Hundred Eighty-Seven and No/100 Dollars (-$119,787 USD), representing the average Closing Date Working Capital of the Company over the trailing twelve (12) calendar months prior to the Execution Date, as set forth on the Estimated Closing Statement and agreed by the Parties prior to signing.

“Tax” or “Taxes” means: all federal, state, local, foreign, or other income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, ad valorem, value added, transfer, net worth, franchise, capital stock, capital gain, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, natural resources, windfall profits, customs duties, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition to tax, whether disputed or not, imposed by any Tax Authority responsible for the imposition of any such tax.

“Tax Authority” means any governmental entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof.

“Tax Treatment Cash” means the aggregate Consideration Cash which is actually paid to the Sellers under this Agreement, as reduced by the aggregate cash amount which is actually paid by the Sellers to Purchaser and its Affiliates under this Agreement.

“Tax Treatment Limitation” means an amount equal to 60% of the sum of the Tax Treatment Cash plus the Tax Treatment Stock.

“Tax Treatment Stock” means the aggregate total value of the Consideration Shares which are actually delivered to the Sellers under this Agreement, as reduced by the aggregate Consideration Shares that are forfeited to (or redeemed by) Purchaser or its Affiliates under this Agreement, with each such share valued at the applicable Purchaser Common Stock Price for such share.

“Transaction Fees and Expenses” means (a) unpaid fees and expenses incurred by the Company or any Seller on or before the Closing relating to the transactions contemplated by this Agreement, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts (plus any Taxes required to be paid by the Company, the Initial Surviving Corporation or the Surviving Company with respect thereto) payable by the Company, the Initial Surviving Corporation or the Surviving Company under “change of control,” retention, transaction bonus, incentive, termination, compensation, redundancy, severance or other similar arrangements to the extent resulting from the consummation of the transactions contemplated by this Agreement to the extent unpaid prior to the Closing, (c) all Option Cancellation Payments, including the employer portion of all Taxes (including employment, unemployment and other payroll Taxes) incurred or to be incurred by the Company, the Initial Surviving Corporation, the Surviving Company, Purchaser or any of their respective Affiliates in connection with the payment to the Option Holders of Option Cancellation Payments pursuant to this Agreement, (d) fifty percent (50%) of transfer taxes arising from the transactions contemplated by this Agreement, and (e) any other amount, payment, or obligation identified in this Agreement as Transaction Fees and Expenses.

“Working Capital Collar” means an amount equal to five percent (5%) of the Target Working Capital.

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Article II

MERGERS

II.1 Consummation of the Mergers.

(a) Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the LLC Act, as applicable, (a) at the Closing, First Merger Sub shall be merged with and into the Company, after which the separate corporate existence of First Merger Sub shall cease, with the Company to be the surviving company (as a corporation) of the First Merger and the Company will become a wholly-owned subsidiary of Purchaser, and (b) immediately thereafter, the Initial Surviving Corporation shall be merged with and into Second Merger Sub, after which the separate corporate existence of the Initial Surviving Corporation shall cease and Second Merger Sub will be the surviving company (as a limited liability company) of the Second Merger and be a wholly-owned subsidiary of Purchaser.

(b) Effective Time. At the Closing, First Merger Sub and the Company shall cause a certificate of merger, substantially in the form attached hereto as Exhibit A-1 (the “First Certificate of Merger”), to be executed and signed, and acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required by the relevant provisions of the DGCL necessary to effect the First Merger. The First Merger shall become effective when the First Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the “Initial Effective Time”). Immediately following the Initial Effective Time, Second Merger Sub and the Initial Surviving Corporation shall cause a certificate of merger, substantially in the form attached hereto as Exhibit A-2 (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”), to be executed and signed, and acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and the LLC Act, as applicable, and make all other filings or recordings required by the relevant provisions of the DGCL and the LLC Act, as applicable, necessary to effect the Second Merger. The Second Merger shall become effective when the Second Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the “Effective Time”).

(c) Effects of Mergers.

(i) General Effects. At the Initial Effective Time and at the Effective Time, as applicable, the Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act, as applicable.

(ii) Charter Documents. At the Initial Effective Time, the certificate of incorporation of the Initial Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of First Merger Sub (a copy of which is attached hereto as Exhibit B-1) and, as so amended and restated shall be, from and after the Initial Effective Time until the Effective Time, the certificate of incorporation of the Initial Surviving Corporation. At the Effective Time, the certificate of formation of the Surviving Company shall be identical to the certificate of formation of Second Merger Sub (a copy of which is attached hereto as Exhibit B-2) (the “Effective Charter”) and shall be, from and after the Effective Time, the certificate of formation of the Surviving Company until thereafter amended or repealed in accordance with the applicable provisions thereof and Applicable Law (including, without limitation, the LLC Act).

(iii) Company Agreements. At the Initial Effective Time, the bylaws of the Initial Surviving Corporation shall be amended and restated to be identical to the bylaws of First Merger Sub (a copy of which is attached hereto as Exhibit C-1) and, as so amended and restated shall be, from and after the Initial Effective Time until the Effective Time, the bylaws of the Initial Surviving Corporation. At the Effective Time, the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub (a copy of which is attached hereto as Exhibit B-2) (the “Effective LLC Agreement”) and shall be, from and after the Effective Time, the limited liability company agreement of the Surviving Company until thereafter amended or repealed in accordance with the applicable provisions thereof and Applicable Law (including, without limitation, the LLC Act).

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(iv) Directors, Managers and Officers. At the Initial Effective Time, the directors and officers of First Merger Sub, in each case immediately prior to the Initial Effective Time, shall, from and after the Initial Effective Time, be the initial directors and officers, respectively, of the Initial Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation. At and after the Effective Time, the managers and officers of Second Merger Sub, in each case immediately prior to the Effective Time, shall, from and after the Effective Time, be the initial managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation, the Effective LLC Agreement and Applicable Law (including, without limitation, the LLC Act).

(d) Effects on Equity Interests.

(i) First Merger. At and as of the Initial Effective Time, by virtue of the First Merger and without any action by any of the Parties:

1. Capital Stock of First Merger Sub. Each issued and outstanding share of common stock, par value $0.0001 per share, of First Merger Sub that is issued and outstanding immediately prior to the Initial Effective Time shall be converted into and become one (1) share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation and owned by Purchaser (the “Initial Company Share”).

2. Company Shares. Each Company Share that is issued and outstanding immediately prior to the Initial Effective Time (and any certificates evidencing any Company Share) shall no longer be outstanding and shall be cancelled and extinguished, and converted automatically into the right to receive (1) the Closing Consideration Cash, (2) the Consideration Shares, and (3) any other portion of the Merger Consideration payable after the Effective Time to the Sellers as of immediately prior to the Initial Effective Time under this Agreement; and the Sellers shall cease to have any rights with respect to any Company Share or any other equity interests in the Company, except for the rights to such Merger Consideration in accordance with the terms of this Agreement. Each Seller hereby surrenders any Company Shares (and any certificate with respect thereto) held by such Seller as of immediately prior to the Initial Effective Time in exchange for such consideration. Each Seller shall immediately deliver any such certificate evidencing any Company Share it held as of immediately prior to the Initial Effective Time to the Company and Purchaser to be marked as canceled. All issuances of Consideration Shares hereunder shall be rounded down to the nearest whole share.

(ii) Second Merger. At and as of the Effective Time, by virtue of the Second Merger and without any action by any of the Parties, (i) the Initial Company Share shall be cancelled and extinguished, and (ii) each unit of limited liability company membership interests of Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable unit of limited liability company membership interest of the Surviving Company and owned by Purchaser.

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II.2 Issuances of Consideration Shares; Payment of Closing Consideration Cash.

(a) At the Initial Effective Time, Purchaser shall issue the Consideration Shares to the Sellers, in the allocations as set forth on the Estimated Closing Statement. Majority Shareholder shall distribute the Consideration Shares to its members pro-rata, in accordance with their percentage interest in Majority Shareholder, and such members shall execute any documentation reasonably requested in connection with receipt of such Consideration Shares.

(b) Subject to Section 3.2 herein, at the Initial Effective Time, Purchaser shall pay an amount equal to the Closing Cash Consideration minus the Transaction Fees and Expenses to the Sellers, on a pro rata basis and based on the allocations as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds to such bank account as shall be specified by Sellers prior to the Closing, as set forth on the Estimated Closing Statement. The Minority Shareholders shall receive their entire share of Consideration Cash minus Transaction Fees and Expenses at Closing and the Majority Shareholder shall receive the remainder of the Closing Cash Consideration minus Transaction Fees and Expenses. Majority Shareholder shall receive the entire Holdback Amount upon release.

(c) At the Initial Effective Time, Purchaser shall pay by wire transfer of immediately available funds to the intended beneficiaries thereof (as identified in the Payoff Letters and, in the case of Estimated Transaction Fees and Expenses, by invoices in respect thereof) the Indebtedness of the Company that is to be paid and satisfied at the Closing for which Payoff Letters have been delivered by the Company to Purchaser and the Estimated Transaction Fees and Expenses.

(d) All payments to be made by Purchaser or a designee thereof to the Sellers hereunder shall be made to such bank account as shall be specified by the Sellers on the Estimated Closing Statement (or, with respect to a payment after the Effective Time, any updated bank account for a Seller that is specified by such Seller to Purchaser after the Effective Time, if applicable) and shall be deemed paid to the Sellers.

II.3 Cancellation of Company Options.

(a) At the Closing, by virtue of the Closing and without any action on the part of the Company or any Option Holder, each Company Option shall be cancelled and each Option Holder shall have the right to receive from the Company in exchange for such cancellation the following (each an “Option Cancellation Payment”), and the Option Holders’ options shall be terminated an amount equal to (A) such Option Holder’s Allocable Portion of the sum of (x) $27,500,000 and (y) the aggregate Exercise Price of all Company Options assuming exercise thereof immediately prior to the Closing Date; minus (B) the full amount (not the Allocable Portion) of the aggregate Exercise Price for such Option Holder’s Options, which shall be paid at the Closing in accordance with Section 2.3(b).

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(b) To the extent not previously paid, Purchaser shall cause the Company to pay to each Option Holder at the Closing such Option Holder’s Option Cancellation Payment made pursuant to Section 2.3(a) in a single lump sum and deduct and withhold, or cause to be deducted or withheld, from any portion of the Option Cancellation Payment made hereunder, such amounts as are required to be deducted and withheld under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax Laws. To the extent that such amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holders in respect of which such deduction and withholding was made.

II.4 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Parties will be entitled to deduct and withhold from any consideration otherwise deliverable pursuant to this Agreement such amounts, if any, as such Party is required to deduct and withhold under the Code or any other Applicable Law. Purchaser shall provide notice to the Sellers as soon as reasonably practicable prior to making any such deduction or withholding, and the parties hereto shall cooperate with each other in good faith, as and to the extent reasonably requested by the other party, to prevent or reduce any such potential deductions or withholdings. Any amounts so deducted and withheld and paid over to or deposited with the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Members or other applicable payee.

Article III

ADJUSTMENTS TO MERGER CONSIDERATION

III.1 Estimated Closing Statement. No later than three (3) Business Days prior to the anticipated Closing Date, the Company and/or the Majority Shareholder shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth the Company’s and/or the Majority Shareholder’s good-faith estimates of: (i) the Closing Date Working Capital (the “Estimated Working Capital”); (ii) the Closing Date Cash (the “Estimated Closing Cash”); (iii) the Closing Date Indebtedness (the “Estimated Indebtedness”); (iv) the estimated Transaction Fees and Expenses (the “Estimated Transaction Fees and Expenses”), (v) the Per Share Merger Consideration, together with the Company’s and/or the Majority Shareholder’s resulting calculation of any estimated adjustments to the Merger Consideration pursuant to Section 3.2, and (iv) all expenses paid by the Company on behalf of the Purchaser that are to be reimbursed by the Purchaser to the Company prior to Closing. Purchaser shall have the right to review and object to the Estimated Closing Statement prior to Closing, and the Parties shall negotiate in good faith to resolve any disputes prior to the Closing Date. At Closing, the Estimated Working Capital, the Estimated Closing Cash, the Estimated Indebtedness and the Estimated Transaction Fees and Expenses as agreed (or as presented by the Company and/or the Majority Shareholder if no objection is timely made) shall serve as the basis for the initial closing payment, subject to post-closing true-up under Section 3.3.

III.2 Purchase Price Adjustments. The Merger Consideration shall be subject to adjustment as follows. Each adjustment shall be calculated separately and applied cumulatively:

(a) Working Capital Adjustment.

(i) If the Closing Date Working Capital exceeds the Target Working Capital by more than the Working Capital Collar (such excess, the “Working Capital Surplus”), the Closing Cash Consideration shall be increased on a dollar-for-dollar basis by the amount of the Working Capital Surplus;

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(ii) If the Closing Date Working Capital is less than the Target Working Capital by more than the Working Capital Collar (such shortfall, the “Working Capital Deficit”), the Closing Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of the Working Capital Deficit;

(iii) If the Closing Date Working Capital falls within the Working Capital Collar of the Target Working Capital (i.e., neither a Working Capital Surplus nor a Working Capital Deficit exists), no adjustment shall be made pursuant to this Section 3.2(a).

(b) Net Cash Adjustment.

(i) If the Closing Date Net Cash is less than the Target Net Cash (the “Net Cash Shortfall”), the Closing Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of the Net Cash Shortfall; provided, that in no event shall the same shortfall be counted, or the Closing Cash Consideration be reduced, more than once under this Section 3.2(b) and Section 7.7 (Minimum Closing Cash);

(ii) If the Closing Date Net Cash exceeds the Target Net Cash (such excess, the “Net Cash Surplus”), the Closing Cash Consideration shall be increased on a dollar-for-dollar basis by the amount of the Net Cash Surplus.

(iii) If the Company’s Cash as of the Reference Time is less than the Minimum Closing Cash Requirement, Purchaser shall have the right (but not the obligation) to reduce the Closing Cash Consideration on a dollar-for-dollar basis by the amount of such shortfall.

(iv) In no event shall the same asset or liability account be counted more than once in connection with calculating any increased or decreased adjustment to the Closing Cash Consideration pursuant to this Section 3.2(b).

(v) If Purchaser fails to reimburse Company for any expense paid by Company on behalf of Purchaser, such amount shall be added to the Closing Date Net Cash.

III.3 Post-Closing True-Up.

(a) Final Closing Statement. Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to the Majority Shareholder a written statement (the “Final Closing Statement”) setting forth Purchaser’s calculations of Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness, Transaction Fees and Expenses and Closing Date Net Cash, in each case calculated in accordance with GAAP and the Accounting Principles, together with Purchaser’s calculation of any resulting adjustment to the Merger Consideration pursuant to Section 3.2 (the “Final Adjustment Amount”).

(b) Review and Objection. The Majority Shareholder shall have thirty (30) days following receipt of the Final Closing Statement to review it and to deliver written notice to Purchaser of any objections, specifying in reasonable detail the items disputed and the basis for each objection (an “Objection Notice”). If no Objection Notice is timely delivered, the Final Closing Statement shall be deemed final and binding on the Parties. If an Objection Notice is timely delivered, the Parties shall negotiate in good faith for twenty (20) days to resolve any disputed items. Any items not specifically disputed in the Objection Notice shall be deemed final and binding.

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(c) Accounting Firm. If the Parties are unable to resolve all disputed items within the twenty (20)-day negotiation period, either Party may submit the remaining disputed items to a mutually agreed independent accounting firm (the “Accounting Firm”) for final determination, acting as an expert and not as an arbitrator. The Accounting Firm shall resolve only the specific items in dispute, shall not assign a value to any item outside the range of values proposed by the Parties in the Final Closing Statement and the Objection Notice, and shall deliver its determination within thirty (30) days of submission. The Accounting Firm’s determination shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm shall be borne by the Party whose aggregate proposed values were further from the Accounting Firm’s final determination, or split equally if neither Party’s position was materially more accurate.

(d) Payment of Final Adjustment.

(i) If the Final Adjustment Amount results in a net increase to the Merger Consideration, Purchaser shall pay such amount to the Sellers by wire transfer of immediately available funds within five (5) Business Days of the date on which the Final Closing Statement becomes final and binding;

(ii) If the Final Adjustment Amount results in a net decrease to the Merger Consideration: (A) first, such decrease shall be satisfied from the Indemnification Holdback Amount to the extent available; and (B) to the extent the net decrease exceeds the then-remaining Indemnification Holdback Amount, the Sellers, jointly and severally, shall pay such excess to Purchaser by wire transfer within five (5) Business Days of the date on which the Final Closing Statement becomes final and binding; and

(iii) All post-Closing adjustments made pursuant to this Section 3.3 shall be treated as an adjustment to the final Purchase Price for all purposes, including Tax purposes.

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Article IV

CLOSING

IV.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Execution Date (the actual date and time being herein called the “Closing Date”). The Closing shall be deemed effective as of the Reference Time on the Closing Date for financial and accounting determinations.

IV.2 Deliveries by the Company and the Sellers. At or prior to the Closing, the Company and the Sellers shall deliver or cause to be delivered to Purchaser:

(a) a copy of the Written Consent approving this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the performance of the Sellers in respect thereof;

(b) a good standing certificate for the Company dated as of no more than fifteen (15) days before the Closing Date;

(c) resignations of the directors, managing members, managers, and officers of the Company;

(d) the First Certificate of Merger, duly executed by the Company;

(e) an IRS Form W-9, duly completed and executed by each Seller;

(f) terminations of certain Contracts specified by Purchaser, between the Company and the other party(ies) to such Contracts, duly executed by the Company and each such other Person, in form and substance reasonably satisfactory to Purchaser;

(g) an employment agreement between the Surviving Company and Paul Hanges (the “Employment Agreement”), in form and substance satisfactory to Purchaser and Paul Hanges, duly executed by the Surviving Company and Paul Hanges, pursuant to which Mr. Hanges shall be employed as General Manager of the JibJab business unit of Purchaser following the Closing;

(h) as applicable, executed payoff letters for outstanding Indebtedness of the Company that is to be paid and satisfied at the Closing (each, a “Payoff Letter”) as of the Closing Date, and all Liens held by such creditors on any assets owned by the Company shall have been released;

(i) option termination agreements, in form and substance satisfactory to Purchaser, from each Option Holder as a condition to each such Option Holder’s receipt of his, her or its Option Cancellation Payment as provided for in Section 2.3(a);

(j) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser as may be required to give effect to this Agreement;

(k) a complete technology asset package, duly executed and delivered by the Company and the Sellers, consisting of: (i) full transfer of administrative and ownership access to all app store developer accounts (including the JibJab developer accounts on the Google Play Store and Apple App Store), together with written confirmation from the Sellers that such access has been revoked for all former personnel; (ii) transfer of all source code, repositories (including all Git or equivalent version control repositories), build systems, and CI/CD pipeline configurations, together with credentials and access tokens, delivered via a mutually agreed secure transfer mechanism; (iii) a written inventory of all third-party software development kits (SDKs), APIs, libraries, and services used in the operation of the Company App, together with copies of all license agreements therefor and confirmation that all such licenses are either (A) freely transferable or (B) have been consented to by the applicable licensor prior to Closing; (iv) transfer of all cloud infrastructure accounts and credentials (including AWS, Google Cloud Platform, Azure, or equivalent), analytics platforms (including Firebase, Amplitude, Mixpanel, or equivalent), push notification services, and content delivery networks used in the operation of the Business; (v) transfer of all domain name registrar accounts and DNS management credentials; and (vi) a written list of all material vendor, contractor, and service provider relationships of the Company together with contact information and copies of all material agreements with such parties; and

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(l) (i) written evidence of those consents, authorizations and/or approvals from each of Google and Apple to the assignment or transfer the Company App, the Company’s developer license(s), and all other agreements with each of Google and Apple (together with the Company’s rights thereunder and pursuant thereto), in connection with the consummation of the transactions contemplated by this Agreement, and (ii) any and all forms or other documents that are reasonably necessary or appropriate in order to request that Google and Apple, respectively, register the sale to Purchaser of the Company App following Closing, as promptly as possible, duly executed by the Company and Google or Apple, as applicable.

IV.3 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Sellers and the Company:

(a) the First Certificate of Merger, duly executed by First Merger Sub;

(b) the Second Certificate of Merger, duly executed by the Initial Surviving Corporation and Second Merger Sub;

(c) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company as may be required to give effect to this Agreement.

IV.4 Google Play Store and Apple App Store Registrations. Following the Closing, the Parties shall use best efforts to obtain confirmation of registration of the Company App to the Surviving Company by each of Google and Apple as promptly as possible.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJORITY SHAREHOLDER

The Company and the Majority Shareholder represent and warrant to Purchaser that the statements contained in this ARTICLE 5 are true and correct as of the Execution Date, subject to such exceptions as are disclosed in the Disclosure Schedule hereof.

V.1 Organization and Qualification of the Company; Capitalization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Sellers own 100% of the issued and outstanding equity interests of the Company, free and clear of all liens. No former direct or indirect holder of any equity interests of the Company has any claim or rights against the Company or any Seller that remains unresolved or to which the Company or any Seller has or may have any Liability and no such claim is threatened. The capitalization of the Company is as set forth in Section 5.1 of the Disclosure Schedule.

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V.2 Authority of the Company. The Company and the Sellers have full organizational power and authority to enter into this Agreement and the Ancillary Agreements to which the Company or a Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

V.3 No Conflicts; Consents. The execution, delivery and performance by the Company and the Sellers of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company or any Law or Governmental Order applicable to the Company or the Sellers or the Business; or (b) require the consent, notice, approval or other action by any Person or consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority.

V.4 Financial Statements; Undisclosed Liabilities. Set forth on Schedule 5.4 of the Disclosure Schedule are true, correct and complete copies of (a) the audited financial statements of the Company, consisting of the balance sheet, statement of operations, statement of shareholders’ equity and statement of cash flows of the Company as of and for the fiscal year ended on December 31, 2025 and (b) the unaudited financial statements of the Company, consisting of the balance sheet, statement of operations, statement of shareholders’ equity and statement of cash flows of the Company as of July 31, 2026, subject to minor adjustments post-Closing (clauses (a) and (b), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Business as of the dates and for the periods indicated. The Company has no Liabilities with respect to or relating to the Company or the Business, other than (a) Liabilities reflected or reserved against in the financial statements of the Company set forth in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements, and (c) executory obligations under Contracts to which the Company is a party (other than obligations arising from any breach or default thereunder).

V.5 Title to Assets. The Company has good and valid title, free and clear of all Liens, to all of the properties and assets, tangible or intangible, and are fully sufficient for Purchaser and the Company to continue to operate the Business following the Closing in the ordinary course of business in the manner that such business has been conducted immediately prior to the Closing.

V.6 Intellectual Property.

(a) The Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements constitute all Intellectual Property used in (and all Intellectual Property necessary and sufficient for) the conduct and operations of the Business as currently conducted and as currently proposed to be conducted. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Purchaser’s right to own or use any Intellectual Property Assets or Intellectual Property licensed under the Intellectual Property Agreements in the conduct of the Business as currently conducted and as proposed to be conducted.

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(b) Each Person who is or was involved in the creation or development of any Intellectual Property by or for the Company or the Business (including the Intellectual Property Assets) (“IP Personnel”) has executed a valid and enforceable written Contract: (i) acknowledging the Company’s exclusive sale of all Intellectual Property Assets created or developed by such IP Personnel within the scope of his or her employment or engagement with the Company; (ii) assigning to the Company, via a present, irrevocable assignment, all rights, title, and interest of such IP Personnel in such Intellectual Property; and (iii) irrevocably waiving any right or interest regarding such Intellectual Property, to the extent permitted by applicable Law. It will not be necessary to use any inventions of any of the Company’s employees or independent contractors (or Persons it currently intends to hire or engage) made prior to their employment or engagement by the Company, including prior employees or independent contractors, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

V.7 Third-Party Licenses; Change of Control. Schedule 5.7 of the Disclosure Schedule sets forth a true, correct, and complete list of all Material Third-Party Licenses (as defined below), SDKs, APIs, music licenses, image libraries, face-detection or photo-processing technology licenses, and other intellectual property licenses used in or necessary for the operation of the Business (collectively, the “Third-Party Licenses”). Except as set forth on Schedule 5.7 of the Disclosure Schedule: (i) each Third-Party License is in full force and effect and constitutes a valid and binding obligation of the Company, and to the Knowledge of the Company, the other parties thereto; (ii) the Company is not in breach or default under any Third-Party License and no event has occurred which, with notice or lapse of time, would constitute a breach or default; (iii) no Third-Party License contains a change-of-control provision that would, as a result of the consummation of the Mergers or the other transactions contemplated by this Agreement, cause such Third-Party License to terminate, be cancelable, require the consent of the applicable licensor, result in any additional payment obligation, or otherwise adversely affect the rights of the Company thereunder, except for those Third-Party Licenses identified on Schedule 5.7 of the Disclosure Schedule as requiring a change-of-control consent, for which the Majority Shareholder shall obtain written consent from the applicable licensor prior to Closing as a condition thereof; (iv) the Company remains the sole contracting party under each Third-Party License and Company has not assigned, sublicensed, or transferred any Third-Party License to any other Person; and (v) without limiting the generality of the foregoing, to the Knowledge of the Company, all music synchronization licenses, master recording licenses, and any other music rights used in the Company’s video and eCard products are current, cover all territories in which the Company distributes its products, and do not contain change-of-control provisions that would be triggered by the Mergers. The Company has not received any written notice of any actual or threatened claim of infringement, misappropriation, or violation of any third-party intellectual property rights in connection with any Third-Party License. To the Knowledge of the Company, no employee or former employee of the Company, and no former employer of any such employee or former employee, has (i) any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Assets, and no such Person has made any such claim in writing, or (ii) in its possession Company Systems at any location other than at real property owned or leased by the Company.

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V.8 Litigation. Except as set forth on Schedule 5.8 of the Disclosure Schedule, there is no, nor in the past five years has there been any, Proceeding or investigation of any nature pending or threatened in writing against or by the Company (or any officer, director, manager or employee thereof, in their capacity as such) or the Majority Shareholder. To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a situation, circumstance, condition, incident, or transaction that forms or could form the basis for any such action, suit, claim, Proceeding or investigation. The Company is not subject to or bound by any outstanding Orders and has not been bound by any Orders during the past five years.

V.9 Compliance with Laws. Except as set forth on Schedule 5.9 of the Disclosure Schedule, the Company has complied and is in compliance, in each case, in all material respects, with all Applicable Laws. No notices have been received by the Company, and no claims have been filed or threatened by any Person against the Company, alleging a suspected, potential or actual violation of any Applicable Laws. The Company has timely filed all reports, data and other information required to be filed under Applicable Laws. The Company is not and has not been subject to any memorandums of understanding or stipulations entered into by or with a governmental entity.

V.10 Agreements, Contracts and Commitments.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” means any contract or other agreement, written or oral, of the Company involving monetary payment by the Company in an amount in excess of $25,000 per annum. Each Material Contract listed is set forth on Schedule 5.10(a) of the Disclosure Schedule.

(b) Full Force and Delivery of Contracts. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, and to the Knowledge of the Company, by each other party thereto, subject to Applicable Law relating to bankruptcy, insolvency and the relief of debtors. The Company has delivered to Purchaser true and complete copies of each Material Contract, together with all amendments, modifications, schedules, exhibits, attachments, addenda, statements of work, purchase and service orders, and waivers thereto.

(c) No Breach. Except as set forth in Schedule 5.10(c) of the Disclosure Schedule, the Company is not in breach of, or default under, any Material Contract, nor has any event occurred, which with notice or lapse of time, or both, would constitute such a default. To the Knowledge of the Company, no Person other than the Company which is a party to any Material Contract, is in breach of, or default under, any Material Contract, nor has any event occurred, which with notice or lapse of time, or both, would constitute such a default. There are no material disputes pending or threatened with respect to any Material Contract. No Person has threatened to terminate, fail to renew, substantially reduce the amount of business or refuse to perform its obligations under any Material Contract.

V.11 Employment Matters. As of the Execution Date, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the Closing Date have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses. No employees of the Company are subject to any Contracts or other restrictions on their employment with and services to Purchaser.

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V.12 Taxes.

(a) All Tax Returns required to be filed by the Company or the Majority Shareholder with respect to the Business have been timely filed and were correct and complete in all material respects. All outstanding Taxes (whether or not shown on any Tax Return) of the Company and the Majority Shareholder have been paid, and there are no Encumbrances on any of assets relating to the Business that arose in connection with any failure (or alleged failure) to pay Taxes.

(b) No audit or other administrative proceeding is pending or threatened in writing, and no judicial proceeding is pending or threatened in writing, that involves any Tax or Tax Return relating to the Business.

(c) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or the Majority Shareholder.

(d) Except as set forth on Schedule 5.12(d) of the Disclosure Schedule, to the Knowledge of the Company, no claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(e) To the Knowledge of the Company, the Company and the Majority Shareholder have properly collected and remitted sales, use, value-added, and similar Taxes with respect to sales made to their customers, and have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(f) The Company has been a “C corporation” for U.S. federal income tax purposes since January 1, 2020 (the “Conversion Date”). Prior to the Conversion Date, the Company was a limited liability company formed in Delaware by the name of JibJab Catapult CA LLC formed on November 7, 2018.

V.13 Data Privacy and Security.

(a) To the Knowledge of the Company, the Company is and always has been in compliance with all applicable Privacy Requirements. the Company has a valid and legal right (whether contractually, by law or otherwise) to access or Process all Personal Information and any other information of any Person that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business.

(b) The Company has not experienced and there have not been any alleged (in writing) or actual Security Incidents or other compromises of the privacy, integrity, confidentiality or security of Customer Data maintained by the Company. The Company has not notified, and, to the Knowledge of the Company, has not been required by any Privacy Law to notify, any Person or Governmental Authority about a Security Incident.

(c) the Company has not received any written complaints, allegations, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding the Company’s processing of Personal Information or compliance with Privacy Requirements.

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(d) To the Knowledge of the Company, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy Requirements, or result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own or Process any Personal Information used in or necessary for the conduct of the business.

V.14 COPPA Compliance. The Company’s products and services (including the Company App) either (i) are not directed to children under the age of thirteen (13) as defined under the Children’s Online Privacy Protection Act (“COPPA”) and do not knowingly collect Personal Information from children under the age of thirteen, or (ii) are fully compliant with all requirements of COPPA and applicable FTC regulations, including obtaining verifiable parental consent prior to collecting Personal Information from children under thirteen. The Company’s privacy policy, app store listings, and terms of service accurately describe the Company’s data collection practices with respect to minors. No Proceeding has been brought or, to the Knowledge of the Company, threatened against the Company by the FTC, any state attorney general, or any other governmental authority alleging any violation of COPPA or any similar law governing privacy rights of minors. Schedule 5.14 of the Disclosure Schedule sets forth a description of any features of the Company App that may be accessible to or used by users under the age of thirteen and the Company’s practices with respect to such users.

V.15 App Store Account Standing. With respect to the Company App and all developer accounts used to publish and distribute the Company App (collectively, the “Developer Accounts”): (i) all Developer Accounts are in good standing with Google LLC and Apple Inc. (collectively, the “Platform Providers”) and there are no pending or, to the Knowledge of the Company, threatened actions by either Platform Provider to suspend, remove, terminate, or restrict the Company App or any Developer Account; (ii) the Company is not in violation of any Platform Provider’s developer program policies, app store guidelines, or terms of service, and has not received any written notice or warning from either Platform Provider regarding any actual or potential policy violation within the past twenty-four (24) months; (iii) the Company App has not been removed, de-listed, or had its distribution restricted by either Platform Provider at any time during the past twenty-four (24) months, and no such action is pending or, to the Knowledge of the Company, threatened; (iv) all user ratings, reviews, and download counts associated with the Company App on each platform are authentic and have not been artificially inflated or manipulated through incentivized, fraudulent, or policy-violating means; (v) the Company has timely paid all fees and charges due to the Platform Providers and is not in arrears with respect to any such amounts; and (vi) Schedule 5.15 of the Disclosure Schedule sets forth the current app store rating, total download count, and monthly active user count for the Company App on each platform as of a date no more than thirty (30) days prior to the Closing Date.

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V.16 Transactions with Affiliates. No portion of the Business is conducted by, with or through (directly or indirectly) an Insider (other than a Seller on behalf of the Company). Except as set forth on Schedule 5.16 of the Disclosure Schedule, no Insider has: (a) borrowed money from or loaned money to the Company that remains outstanding; (b) any Contract with the Company or contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Company; (c) engaged in any transaction with the Company or has any relationship with or in respect of the Business of the Company (other than as an equity holder or service provider); or (d) to the Knowledge of the Company, without duty of inquiry to family members beyond a current spouse, owned, directly or indirectly, any interest in, or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Business.

V.17 Subscription Billing; Negative Option Compliance. With respect to all subscription plans, auto-renewal programs, and recurring billing arrangements offered by the Company in connection with the Company App or any related service (collectively, the “Subscription Programs”): (i) each Subscription Program has been and is operated in full compliance with the Federal Trade Commission’s Rule Concerning Recurring Subscriptions and Other Negative Option Programs, 16 C.F.R. Part 425 (the “Negative Option Rule”), as amended effective January 19, 2025, and all applicable state automatic renewal and subscription laws, including California Business and Professions Code §17600 et seq. (the “California Automatic Renewal Law”); (ii) the Company clearly and conspicuously discloses all material terms of each Subscription Program, including the amount and frequency of charges, the date on which the consumer will be charged, and all cancellation terms, prior to obtaining the consumer’s affirmative consent to enroll; (iii) the Company obtains express informed consent from each subscriber before initiating any Subscription Program charge, and does not enroll any consumer in a Subscription Program without such consent; (iv) the Company provides a simple, straightforward cancellation mechanism that does not require consumers to complete additional steps, accept new terms of service, accept cookie consent prompts, or navigate through dark patterns or other manipulative interface designs in order to effectuate cancellation; (v) the Company provides annual reminder notices to subscribers as required by applicable law; (vi) no Proceeding has been brought or, to the Knowledge of the Company, threatened against the Company by the FTC, any state attorney general, or any other governmental authority alleging any violation of the Negative Option Rule, the California Automatic Renewal Law, or any similar applicable law governing subscription or auto-renewal billing practices; (vii) no class action or consumer protection claim has been filed or, to the Knowledge of the Company, threatened against the Company arising from its Subscription Program billing or cancellation practices; and (viii) Schedule 5.17 of the Disclosure Schedule sets forth a true and complete description of each active Subscription Program, including the current pricing, billing frequency, cancellation flow, and any changes made to cancellation mechanics in the twelve (12) months prior to the Closing Date.

V.18 Bank Accounts. Schedule 5.18 of the Disclosure Schedule sets forth a list of all bank and security accounts and lockboxes of the Company (identified by name and address of the applicable bank or financial institution and account number), a list of Persons authorized to sign on behalf of the Company with respect to each such account and lockbox and a list of Persons with authorized access to each such bank account, security account and lockbox.

V.19 Insurance. The Company has in place policies of insurance in amounts, with carriers, and appropriate scope of coverage and each such policy is in full force and effect, and all premiums are currently paid in accordance with the terms of such policy.

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V.20 No Changes. Since July 1, 2026, to the Knowledge of the Company, no event, circumstance or change has occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or reasonably could be expected to have a Material Adverse Effect. Since July 1, 2026, (I) the Company has operated the Business in the ordinary course of business consistent with past practice and not taken any action outside of the ordinary course of business consistent with past practice (nor any other extraordinary transaction), and the Company has preserved intact its current business organization, maintained its material rights and Intellectual Property, kept available the services of its officers and employees and preserved its relationships with its customers, suppliers and others having business dealings with it, and (II) the Company has not: (A) issued, sold or granted any shares or other equity interests, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares or other equity interests, or any warrants, options, calls, commitments or rights to acquire any shares or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares or other equity interests; (B) split, combined, subdivided or reclassified any shares or other equity interests; (C) adopted any amendments to its governing or organizational documents; (D) incurred or guaranteed any Indebtedness or made any loans or advances to any other Person; (E) acquired properties or assets, including shares or other equity interests, of another Person; (F) except in the ordinary course of business, sold, transferred, leased or licensed any of its properties or assets (including Intellectual Property); (G) except for the C-Corp Election, made or changed any election relating to Taxes, (H) declared or paid any dividends or distributions or repurchased or redeemed any of the Company Shares or other equity interests of the Company, entered into any agreement with respect to the voting of the Company Shares or other equity interests of the Company, or paid any amount or transferred any asset to or for the benefit of the Sellers or any Representative or Affiliate thereof, except payments to employees in the ordinary course of business; (I) initiated any Proceeding or threatened any Proceeding or entered into any settlement or waived any rights in respect of any Proceeding; (J) waived any rights under, terminated, entered into, amended, extended or otherwise modified in any respect any Material Contract or failed to renew any existing insurance coverage; or (K) committed to or entered into a Contract to do any of the foregoing.

V.21 Investment Representations. (a) The Consideration Shares to be issued to the Sellers pursuant to this Agreement will be received for Seller’s own account and not with a view to, or a present intention of, distribution thereof in violation of the Securities Act or any applicable state securities Laws, and such Consideration Shares will not be disposed of in contravention of such Laws, (b) each Seller is an accredited investor, is sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the Consideration Shares and to bear the economic risk thereof for an indefinite period of time because the Consideration Shares have not been registered under applicable securities Laws and are subject to substantial restrictions on transfer set forth in the Purchaser Stockholder Agreements and bylaws of Purchaser, as applicable, and, therefore, cannot be sold unless subsequently registered under the applicable securities Laws or an exemption therefrom is available and in compliance with such restrictions on transfer and in compliance with the terms and conditions of the Purchaser Stockholder Agreements and bylaws of Purchaser, as applicable, (c) each Seller has had an opportunity to ask questions and receive sufficient answers concerning the terms and conditions of the Consideration Shares and has had access to such other information concerning Purchaser and its respective Affiliates as the Seller has reasonably requested in connection therewith, including, but not limited to, copies of the Purchaser Stockholder Agreements and bylaws of Purchaser, and (d) each Seller has had the opportunity to consult with its own independent tax, legal, accounting and other advisors and counsel regarding the Seller’s rights and obligations under such documents and this Agreement, as applicable.

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V.22 No Other Representations. Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, neither the Sellers nor the Company or any other Person has made or makes any other representation or warranty on behalf of the Company, the Seller, or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER, FIRST MERGER SUB AND SECOND MERGER SUB

As an inducement to the Company and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Sellers as follows:

VI.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Second Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

VI.2 Authorization. Purchaser, First Merger Sub, and Second Merger Sub each have all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such Person of this Agreement and any Ancillary Agreements to which such Person is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company or corporate action on the part of such Person. This Agreement and any Ancillary Agreements to which Purchaser, First Merger Sub, or Second Merger Sub is party have been duly executed and delivered by such Person, as applicable, and, assuming due authorization, execution, and delivery by the other applicable counterparties, constitute the valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

VI.3 Consents and Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any governmental entity is required by, or with respect to, First Merger Sub, Second Merger Sub or Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which First Merger Sub, Second Merger Sub or Purchaser is a party or the consummation of the transactions contemplated hereby and thereby.

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VI.4 Litigation. There are no Proceedings pending or threatened in writing or, to the knowledge of Purchaser, threatened orally, against First Merger Sub, Second Merger Sub or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. There is no Order, injunction or judgment decree of any governmental entity outstanding against First Merger Sub, Second Merger Sub or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

VI.5 Formation and Ownership Interests of First Merger Sub and Second Merger Sub; No Prior Activities.

(a) Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding shares of capital stock or limited liability company interests, as applicable, of First Merger Sub and Second Merger Sub is or are validly issued, fully paid and non-assessable and is or are owned, beneficially and of record, by Purchaser, free and clear of all Liens.

(b) As of the Execution Date and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization, and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, each of First Merger Sub and Second Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

VI.6 Capitalization. The authorized, issued and outstanding capital stock of Purchaser, and the rights, privileges and preferences thereof, are as set forth in the organizational documents of Purchaser and the capitalization information made available to the Sellers prior to the Execution Date, which information is true, correct and complete in all material respects. Except as so disclosed, there are no outstanding options, warrants, convertible securities or other rights, agreements or commitments obligating Purchaser to issue or sell any shares of its capital stock.

VI.7 Valid Issuance of Consideration Shares. The Consideration Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions arising under the Purchaser Stockholder Agreements or applicable securities Laws), and will not be issued in violation of any preemptive or similar rights.

VI.8 Financial Statements; No Undisclosed Liabilities. Purchaser has made available to the Sellers true, correct and complete copies of its most recent annual and interim financial statements, which fairly present in all material respects the financial condition and results of operations of Purchaser as of the dates and for the periods indicated. Purchaser has no material Liabilities other than those reflected or reserved against in such financial statements or incurred in the ordinary course of business since the date thereof.

VI.9 Absence of Changes. Since the date of the most recent financial statements described in the preceding Section, there has not been any Material Adverse Effect with respect to Purchaser.

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VI.10 No Other Representations. Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, none of Purchaser or any other Person has made or makes any other representation or warranty on behalf of any Merger Sub, Purchaser or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Article VII

COVENANTS

VII.1 Confidentiality. From and after the Execution Date, each of the Sellers shall, and shall cause its respective Representatives to, hold in confidence, not disclose to any Person, and refrain from using for any purpose (except pursuant to employment or consulting with the Company or Purchaser and for the Company’s and Purchaser’s benefit) the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereunder and thereunder, and any and all information, whether written or oral, concerning Purchaser and its Affiliates, the Company, or the Business (or concerning any third party to the extent obtained in connection with the Business), except to the extent that a Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller or any Representative of such Seller, or (b) is lawfully acquired by such Seller from and after the Effective Time from third-party sources which have no relationship with Purchaser, its Affiliates or the Company. Notwithstanding the foregoing, each Seller and its Representatives may disclose such information (i) to the extent required by Applicable Law or legal process (provided that, to the extent legally permitted, such Seller gives Purchaser prompt written notice of such requirement), (ii) to such Seller’s legal, tax, accounting and financial advisors who are bound by obligations of confidentiality, (iii) in connection with the enforcement of such Seller’s rights under this Agreement or any Ancillary Agreement, and (iv) to the extent necessary to prepare and file Tax Returns and to respond to inquiries of taxing authorities.

VII.2 Non-Compete; Non-Solicitation; Non-Disparagement.

(a) During the Restricted Period, the Majority Shareholder shall not, or shall not permit any of its or his respective Affiliates to (i) directly or indirectly, own, control, operate, conduct, or otherwise carry on any business that is considered a Restricted Business, or (ii) cause, induce or encourage any Person who has a business relationship with Purchaser, to terminate, reduce or otherwise modify any such actual or prospective relationship.

(b) During the Restricted Period, Majority Shareholder shall not, or shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Purchaser or is or was employed in the Business during the Restricted Period or during the twelve (12) months prior to the Closing, or encourage any such employee to leave such employment or engagement or hire any such employee or who has left such employment or engagement, except for solicitation pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, the Majority Shareholder shall cause its Affiliates not to, directly or indirectly, solicit (or interfere with Purchaser’s and its Affiliates’ relationship with) any Person who was a customer, supplier, or other business relation of the Company or Purchaser or its Affiliates during the twelve (12) months prior to the Closing.

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(c) The Company and the Majority Shareholder acknowledge that a breach or threatened breach of this Section 7.2 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Majority Shareholder of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Company and Majority Shareholder acknowledge that the restrictions contained in this Section 7.2 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.

VII.3 Release.

(a) In consideration of the covenants set forth herein, effective as of the Closing, each Seller, on behalf of himself, herself or itself and his, her or its respective Affiliates, and their respective descendants, dependents, heirs, executors, administrators, assigns, trusts, related entities, and successors (in each case, other than the Company) (collectively, the “Releasors”), hereby absolutely, unconditionally and irrevocably fully waives, releases and forever discharges the Company, Merger Subs, Purchaser and their Affiliates and each of their respective existing, former and future Representatives, Subsidiaries, predecessors, successors, equityholders, assigns, Affiliates, and related entities (collectively, the “Releasees”), of and from any and all claims, cross-claims, counter-claims, debts, liquidated damages, promises, punitive damages, other damages, causes of action, actions, charges, suits, liabilities, obligations, Liabilities, Contracts, agreements and promises, of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, both at Law and at equity (collectively, the “Claims”), which any Releasor may have or assert against any of them, arising out of or relating to (i) any event or action which occurred, in whole or in part, before the Seller signed this Agreement (in any capacity, including as equityholder, employee, officer, manager or director) or (ii) the equity interests (including any right to acquire an equity interest) or debt in the Company existing at or prior to the Initial Effective Time; provided, that (w) the foregoing Claims shall not include any claims pursuant to this Agreement or any other agreement executed at or after the Closing with a Releasee, (x) the foregoing Claims shall not include (1) any right of the Seller to receive the Merger Consideration in accordance with this Agreement, (2) any right to accrued but unpaid compensation, benefits or reimbursement of business expenses incurred in the ordinary course of business, (3) any right to exculpation, indemnification or advancement of expenses under the organizational documents of the Company or any directors’ and officers’ insurance policy in respect of service prior to the Closing, or (4) any Claims based on the Fraud of a Releasee, and (y) the release of the Seller’s sale of the Company Shares which are indicated as owned such Seller on Schedule I shall not be effective until the Initial Effective Time.

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(b) The release in this Section 7.3 includes, but is not limited to, those Claims which arise out of, relate to, or are based upon: (i) a Seller’s employment or consulting relationship with the Company or its Affiliates; (ii) statements, acts, or omissions by any Releasee whether in their individual or representative capacities; (iii) the Company Shares, or any other direct or indirect right or claim to any debt or equity interest (whether membership interest, stock, options or otherwise), phantom equity, carried interest, severance or any other right under any plan, agreement or promise (whether written or oral); (iv) rights of a Releasor under any Contracts (including any liabilities or obligations of Releasees under any Contracts); (v) all federal, state, and municipal Laws; (vi) state or federal common law, contract law, and tort law (including claims regarding breach of oral or written contract, negligent misrepresentation, promissory estoppel, detrimental reliance, etc.); and (vii) any other claim which was or could have been raised by a Releasor.

(c) Each Seller understands that this Section 7.3 applies broadly to extinguish any and all Claims of the type described above, as well as all claims for attorneys’ fees and/or expenses in connection with or arising out of any such Claims and for any other damages, relief or remedies of any type or nature whatsoever. Each Seller acknowledges that such Party may hereafter discover facts different from, or in addition to, those which such Party now knows or believes to be true with respect to this Agreement. Each Seller agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Each Seller, on his own behalf and on behalf of his respective Affiliates, heirs, successors and assigns, expressly waives the benefit of any statute or rule of law, which, if applied to the release contemplated hereby, would otherwise exclude from its binding effect any Claim not known by such Person on the Closing Date. Each Seller represents and warrants that he has not assigned or transferred (by subrogation, operation of law or otherwise) any portion of any of the Claims being waived and released pursuant to this Section 7.3.

VII.4 Certain Tax Matters.

(a) Transfer Taxes. All sales, bulk transfer, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and other such Taxes and fees incurred in connection with this Agreement and Ancillary Agreements shall be borne and paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers, jointly and severally, when due.

(b) Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, or payroll of the Company for that portion of the taxable period ending on the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any other partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the taxable period ending on the end of the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

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(c) Cooperation on Tax Matters. Purchaser, the Company, and the Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and at such party’s expense) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of any such Tax Returns. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for filing such Tax Return deems correct, except if the treatment of an item proposed by such party would have the effect of increasing the Tax liability, or decreasing a Tax attribute, of the Company (compared to the tax treatment determined by the non-filing party) that affects the Tax liability of the non-filing party, it shall be filed in the manner such non-filing party deems correct without prejudice to any party’s rights and obligations under this.

(d) Responsibility for Filing Tax Returns.

(i) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company, other than any Flow-Through Tax Returns, that are required to be filed after the Closing Date. Purchaser shall deliver or cause to be delivered drafts of all such Tax Returns that relate to a Pre-Closing Tax Period to the Majority Shareholder no less than thirty (30) days prior to the applicable filing deadline (or as soon as reasonably possible in the case of any non-income Tax Returns) for the Sellers’ review and comment and shall incorporate any reasonable comments of the Sellers provided to Purchaser within twenty (20) days after the receipt of such Tax Return (or as soon as reasonably practicable in the case of any non-income Tax Returns).

(ii) The Majority Shareholder shall prepare or cause to be prepared and file or cause to be filed all Flow-Through Tax Returns of the Company that are required to be filed after the Closing Date. The Majority Shareholder shall deliver or cause to be delivered drafts of all such Tax Returns that relate to a Pre-Closing Tax Period to Purchaser no less than thirty (30) days prior to the applicable filing deadline for Purchaser’s review and comment and shall incorporate any reasonable comments of Purchaser provided to the Majority Shareholder within twenty (20) days after the receipt of such Tax Return.

(iii) Purchaser shall prepare Flow-Through Tax Returns with respect to any Straddle Period. Purchaser shall deliver or cause to be delivered drafts of all such Tax Returns to the Sellers no less than thirty (30) days prior to the applicable filing deadline for the Sellers’ review and consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(e) Tax Proceedings. Purchaser shall notify the Sellers in writing within twenty (20) calendar days of receipt of Purchaser or any Affiliate (including following the Closing, the Company) of any notice of any pending or threatened Tax audits or assessments relating to a Pre-Closing Tax Period; provided, that no failure or delay of Purchaser in providing such notice shall reduce or otherwise affect the obligations of the Company pursuant to this Agreement, except to the extent the Company is materially and adversely prejudiced as a result thereof. Purchaser shall represent the interests of the Company in any such Tax audit or administrative or court proceeding (a “Tax Proceeding”); provided, however, that with respect to any Tax Proceeding with respect to any Pre-Closing Tax Period or Straddle Period, (i) Purchaser shall keep the Sellers reasonably informed regarding the status of such Tax Proceeding, (ii) the Sellers shall have the right to review in advance and comment upon all submissions made in the course of any Tax Proceeding (including administrative appeals thereof), and Purchaser shall consider all such timely received comments in good faith and (iii) Purchaser shall not settle, adjust or otherwise resolve such Tax Proceeding without the prior consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Tax Treatment.

(i) The Parties agree that (a) the Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (b) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3. Each of the Parties shall treat the Mergers in a manner consistent with such intent unless otherwise required by Applicable Laws. Notwithstanding the foregoing, none of the Parties make any representation as to whether the Mergers will so qualify. The Sellers and the Company acknowledge that the Sellers and the Company are relying solely on their own Tax advisors with respect to the Tax consequences arising in connection with this Agreement, the Mergers, and other transactions and agreements contemplated hereby.

(ii) Notwithstanding anything in this Agreement to the contrary, in order to preserve the intended tax treatment set forth in this Section 7.4(d), (x) the aggregate Tax Treatment Cash paid to the Sellers under this Agreement shall not exceed the Tax Treatment Limitation, (y) in the event that any Consideration Cash payable hereunder (including the Indemnification Holdback Amount) would cause the Tax Treatment Limitation to be exceeded, such excess shall not be paid to any Seller as Consideration Cash (and Purchaser shall be entitled to such cash), and Purchaser shall instead issue to the applicable the Company an aggregate number of Consideration Shares equal to (1) the amount of such excess, divided by (2) the applicable Purchaser Common Stock Price and (z) in the event that any redemption or forfeiture of Consideration Shares by any Seller hereunder would cause the Tax Treatment Limitation to be exceeded, such excess shall not be forfeited as Consideration Shares, and the Sellers shall instead pay such excess amount to Purchaser in cash in an aggregate amount equal to (1) the amount of such Consideration Shares to be forfeited, multiplied by (2) the applicable Purchaser Common Stock Price. In the event of any such adjustment in such clause (y) or (z), the next succeeding payment(s) (after such adjustment), if any, by a Party hereunder with respect to the Sellers and/or issuance or forfeiture of Consideration Shares, shall be similarly adjusted in reverse to the extent of such prior adjustment value (i.e., to increase the Tax Treatment Cash and decrease the Tax Treatment Stock, in the case of a prior adjustment in clause (y), and vice versa in the case of a prior adjustment in clause (z), as reasonably applicable and possible) but solely to the extent that the Tax Treatment Limitation would not be exceeded, until such time as the effect of the adjustment in clause (y) or (z) is reversed as much as practical.

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VII.5 Third-Party License Change-of-Control Consents. Prior to the Closing, the Majority Shareholder and the Company shall use commercially reasonable efforts to identify each Third-Party License that contains a change-of-control provision that may be triggered by the Mergers or the other transactions contemplated by this Agreement, and to obtain written consent or a written waiver from the applicable licensor under each such Third-Party License confirming that the licensor will not exercise any termination, cancellation, or additional payment right as a result of the consummation of the Mergers (each, a “Required Change-of-Control Consent”). For the avoidance of doubt, because the Company survives the Mergers as a wholly-owned subsidiary of Purchaser and remains the contracting party under all Third-Party Licenses, no assignment consent is required solely by virtue of the Mergers; only those Third-Party Licenses that expressly restrict or condition a change of control of the contracting entity require a Required Change-of-Control Consent. The Majority Shareholder shall provide Purchaser with a written status update on the progress of obtaining Required Change-of-Control Consents no less than ten (10) Business Days prior to the anticipated Closing Date. If any Required Change-of-Control Consent has not been obtained prior to Closing, then: (i) Purchaser may elect, in its sole discretion, to waive such requirement and proceed with Closing; and (ii) the Majority Shareholder shall continue to use commercially reasonable efforts to obtain such Required Change-of-Control Consent following Closing at no cost to Purchaser. Notwithstanding the foregoing, if any Required Change-of-Control Consent is not obtained for any music synchronization license, master recording license, or other music rights used in the Company’s video and eCard products, the Majority Shareholder shall replace such license on commercially reasonable terms.

VII.6 Minimum Closing Cash. As of the Reference Time, the Company shall have unrestricted Cash of no less than the Minimum Closing Cash Requirement on its balance sheet.

VII.7 Further Assurances. Purchaser, the Sellers, and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by Purchaser or the Sellers, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement. At Purchaser’s direction in Purchaser’s sole discretion, the Sellers shall cooperate and use commercially reasonable efforts to (i) obtain any consents required in connection with the transactions contemplated hereby and (ii) notify customers and employees of the Company of the transactions contemplated hereby and encourage such customers and employees of the Company to continue their relationships with the Company after the Effective Time. The Company and the Sellers hereby consent to the transactions contemplated by this Agreement and the other transactions contemplated hereby and, in connection therewith, waives any and all rights of first refusal, options, appraisal rights, dissenters’ rights, anti-dilution rights, transfer restrictions, rights of first offer, co-sale rights, preemptive rights, rights of participation and other similar rights arising under any Law, organizational documents or under any other Contract. Each Seller hereby resigns and withdraws as a manager, member, managing member, officer, and/or director of the Company, if applicable, effective as of the Closing.

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Article VIII

INDEMNIFICATION

VIII.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article VIII, the representations and warranties of the Parties herein and in the Ancillary Agreements shall survive the Closing, the Initial Effective Time, and the Effective Time, and shall remain in full force and effect until the date which is twelve (12) months after the Closing Date; provided, that the representations and warranties of the Parties in Section 5.1 (Organization and Qualification of the Company; Capitalization), Section 5.2 (Authority), Section 5.3 (No Conflicts; Consents), Section 5.12 (Taxes), Section 5.16 (Transactions with Affiliates), Section 6.1 (Organization), and Section 6.2 (Authorization) (collectively, the “Fundamental Representations”) shall survive the Closing (and the Initial Effective Time and the Effective Time) and shall remain in full force and effect until the date which is the later of (x) six (6) years after the Closing Date, and (y) the expiration of the applicable statute of limitations period, plus sixty (60) days; provided further, that any claims asserted in good faith and in writing by notice to the applicable Party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty or any statute of limitations, and such claims shall survive until finally resolved. All covenants, indemnification obligations, and agreements of the Parties contained herein shall survive the Closing (and the Initial Effective Time and the Effective Time) for the period explicitly specified therein, or if not specified therein, indefinitely.

VIII.2 Indemnification by the Majority Shareholder.

(a) General. Subject to the other terms and conditions of this Article VIII, the Majority Shareholder shall indemnify, defend and hold harmless Purchaser and its current and future Affiliates and their respective current and future Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against and in respect of any and all Losses (including reasonable attorneys’ fees and expenses, including incurred in connection with investigating or defending such matter) incurred or suffered by any Purchaser Indemnified Party based upon, arising out of, relating to, with respect to or by reason of:

(i) any inaccuracy in, Breach of or non-fulfillment of any of the representations and warranties given by the Company or any Seller in this Agreement or any Ancillary Agreement;

(ii) any Breach or non-fulfillment of any covenants, agreements or obligations of the Company or any Seller contained in this Agreement or any Ancillary Agreement;

(iii) any Liability relating to the Company’s operation of the Business prior to the Reference Time or otherwise incurred or arising prior to the Reference Time;

(iv) any Liability of or relating to any of the following: (A) the Company or any Seller before the Closing; (B) the Company’s ownership or use of any of the assets of the Business before the Closing; or (C) any equity or debt holder of the Company (including any Person asserting any equity or debt interest in the Company); or

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(v) (A) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period (determined in the case of any Straddle Period of the Company), including Taxes that would not have been imposed but for the payoff of any Indebtedness of the Company or any transaction occurring pursuant to this Agreement, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any predecessor of the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, (C) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (D) the employer portion of any payroll or other employment Taxes associated with payments in respect of Company Options or other transaction-related compensation payable in connection with the transactions contemplated hereunder;

(vi) any error or inaccuracy in, or claim or dispute regarding, the allocation of Merger Consideration made pursuant to the Estimated Closing Statement or the amount of the Merger Consideration or other payments received by any Seller, and any other claims by any Person purporting to hold any Company Options, or Company Options or right to Company Options any Shares or Company Options as of the Closing or the Initial Effective Time; and/or

(vii) any (A) Transaction Fees and Expenses or (B) Indebtedness of the Company that is to be paid and satisfied at the Closing, in each case, to the extent not paid or satisfied by the Company at or prior to the Closing, or, if paid by Purchaser, First Merger Sub or Second Merger Sub at or prior to the Closing, to the extent not deducted in the determination of the Merger Consideration paid at Closing

(b) Limitations on Majority Shareholder’s Indemnification Obligations. The Majority Shareholder’s obligation to indemnify the Purchaser Indemnified Parties set forth in Section 8.2(a) shall be subject to each of the following limitations:

(i) Seller Basket. The Purchaser Indemnified Parties shall not be entitled to indemnification under Section 8.2(a)(i) unless and until the aggregate amount of Losses for which indemnification is sought under Section 8.2(a)(i) exceeds One Hundred and Fifty Thousand Dollars ($150,000 USD) (the “Seller Basket”), at which point the Purchaser Indemnified Parties shall be entitled to recover all Losses from the first dollar, including the amount of the Seller Basket. For the avoidance of doubt, the Seller Basket applies only to claims under Section 8.2(a)(i) and does not apply to claims arising out of a Breach of a Fundamental Representation or claims pursuant to Sections 8.2(a)(ii)-(vii).

(ii) Seller Ordinary Representation and Warranty Cap. The aggregate liability of the Majority Shareholder to the Purchaser Indemnified Parties under Section 8.2(a)(i) for Losses arising out of or resulting from any Breach of any representation or warranty in this Agreement or any Ancillary Agreement (other than a Fundamental Representation) shall not exceed Two Million Dollars ($2,000,000 USD) (the “Seller Ordinary Rep Cap”). For the avoidance of doubt, the Seller Ordinary Rep Cap applies only to claims under Section 8.2(a)(i) and does not apply to claims arising out of a Breach of a Fundamental Representation or claims pursuant to Sections 8.2(a)(ii)-(vii).

(iii) Seller Fundamental Representation and Warranty Cap. The aggregate liability of the Majority Shareholder to the Purchaser Indemnified Parties under Sections 8.2(a)(ii)-(vii) for Losses arising out of or resulting from Fundamental Representation shall not exceed the Merger Consideration (the “Seller Fundamental Rep Cap”). For the avoidance of doubt, the Seller Fundamental Rep Cap applies only to claims under 8.2(a)(ii)-(vii) and does not apply to claims arising from Majority Shareholder’s Fraud.

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VIII.3 Indemnification by Purchaser.

(a) Obligation to Indemnify. Subject to the other terms and conditions of this Article VIII, Purchaser shall indemnify, defend and hold harmless the Sellers and their current and future Affiliates and their respective current and future Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Losses (including reasonable attorneys’ fees and expenses, including incurred in connection with investigating or defending such matter) incurred or suffered by any Seller Indemnified Party based upon, arising out of, relating to, with respect to or by reason of:

(i) any inaccuracy in, Breach of or non-fulfillment of any of the representations and warranties given by Purchaser in this Agreement or any Ancillary Agreement; and/or

(ii) any Breach or non-fulfillment of any covenants, agreements or obligations of Purchaser contained in this Agreement or any Ancillary Agreement.

(b) Limitations on Purchaser’s Indemnification Obligations. Purchaser’s obligation to indemnify the Seller Indemnified Parties set forth in Section 8.3(a) shall be subject to each of the following limitations:

(i) Purchaser Basket. The Seller Indemnified Parties shall not be entitled to indemnification under Section 8.3(a)(i) unless and until the aggregate amount of Losses for which indemnification is sought under Section 8.3(a)(i) exceeds One Hundred and Fifty Thousand Dollars ($150,000 USD) (the “Purchaser Basket”), at which point the Seller Indemnified Parties shall be entitled to recover all Losses from the first dollar, including the amount of the Purchaser Basket. For the avoidance of doubt, the Purchaser Basket applies only to claims under Section 8.3(a)(i) and does not apply to claims arising out of a Breach of a Fundamental Representation or claims pursuant to Sections 8.3(a)(ii).

(ii) Purchaser Ordinary Representation and Warranty Cap. The aggregate liability of Purchaser to the Seller Indemnified Parties under Section 8.3(a)(i) for Losses arising out of or resulting from any Breach of any representation or warranty in this Agreement or any Ancillary Agreement (other than a Fundamental Representation) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchaser Ordinary Rep Cap”). For the avoidance of doubt, the Purchaser Ordinary Rep Cap applies only to claims under Section 8.3(a)(i) and does not apply to claims arising out of a Breach of a Fundamental Representation or claims pursuant to Section 8.3(a)(ii).

VIII.4 Indemnification Procedure.

(a) Claim Notice. All claims for indemnification by a Purchaser Indemnified Party or a Seller Indemnified Party (in either case, an “Indemnified Party”) shall be asserted and resolved as set forth in this Section 8.4. As soon as reasonably practicable after an Indemnified Party becomes aware of any Losses or events or circumstances which are likely to give rise to Losses or any claim or Proceeding for which, if successful, it is probable that it will be entitled to recover indemnifiable Losses under this Article VIII, such Indemnified Party shall (i) in the case of a Purchaser Indemnified Party, promptly notify the Sellers, and (ii) in the case of a Seller Indemnified Party, promptly notify Purchaser (in each case, the “Indemnifying Party”), in writing (a “Claim Notice”). The failure of any Indemnified Party to promptly give a Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII except to the extent that such failure has materially prejudiced the Indemnifying Party’s rights or materially increased its Liabilities hereunder.

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(b) Direct Claims. In the event that a Claim Notice relates to Losses that do not arise from a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim, which response shall describe any objection thereto in reasonable detail. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, and the Indemnified Party shall be entitled to indemnification hereunder for its Losses related thereto and free to pursue such remedies as may be available on the terms and subject to the provisions of this Agreement. Any dispute related to a Direct Claim that is not resolved by agreement of the Parties shall be resolved in accordance with this Agreement.

(c) Third Party Claims. In the event that a Claim Notice relates to any action, suit, demand, claim or other Proceeding made or brought by any Person who is not a Party (a “Third Party Claim”), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, to assume and control the defense thereof with counsel of its own choosing reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate fully in connection therewith and shall have the right to participate in such defense with counsel of its own choosing at its own expense. If the Indemnifying Party does not so assume the defense, the Indemnified Party may conduct and control the defense thereof at the expense of the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall diligently and reasonably cooperate in all respects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge arising in connection with a Third Party Claim, including by providing reasonable access during normal business hours (subject to execution of reasonable joint defense and privilege agreements, as applicable) to (x) relevant facilities, (y) relevant business records and other documents, and (z) employees, officers and other relevant persons. The Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

VIII.5 Manner of Payment and Offset.

(a) Payment of Losses. Any Losses for which Purchaser Indemnified Parties are entitled to indemnification from the Majority Shareholder pursuant to this Article VIII shall be paid first from the funds remaining in the Indemnification Holdback Amount. To the extent the Indemnification Holdback Amount is insufficient or no longer available (including due to its release to the Parties in accordance with this Agreement), any remaining Losses shall be satisfied by the Majority Shareholder by wire transfer of immediately available cash funds within fifteen (15) Business Days after such Losses are agreed to by the Majority Shareholder or finally determined by a court of competent jurisdiction to be owed. Any Losses for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article VIII shall be satisfied by Purchaser by wire transfer of immediately available cash funds to the Sellers within five (5) Business Days after such Losses are agreed to by Purchaser or finally determined by a court of competent jurisdiction to be owed. Any Losses subject to indemnification pursuant to this Article VIII which are not paid when due under this Section 8.5(a) shall accrue interest at a rate of five percent (5%) per annum from the due date until such Losses are paid in full.

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(b) Indemnification Holdback Release. Within five (5) Business Days after the date that is twelve (12) months after the Closing Date (the “Indemnification Holdback Release Date”), Purchaser shall deliver to the Sellers the “Final Indemnification Holdback Amount,” which means an amount equal to (i) the amount of the Indemnification Holdback Amount then remaining, minus (ii) the aggregate amount of any unsatisfied Losses specified in any Claim Notice delivered to the Majority Shareholder by a Purchaser Indemnified Party on or prior to the Indemnification Holdback Release Date in accordance with the provisions of this Article VIII for which such Purchaser Indemnified Party is seeking indemnification. Within five (5) Business Days after any claims specified in such Claim Notices have been resolved after the Indemnification Holdback Release Date, (i) Purchaser and the Sellers shall deliver to the Sellers any remaining portion of the Indemnification Holdback Amount held for such resolved claims and not required to satisfy such resolved claims, if any, and (ii) Purchaser or a Purchaser Indemnified Party shall retain from the Indemnification Holdback Amount any portion required to satisfy such resolved claims.

VIII.6 Exclusive Remedy. The Parties acknowledge and agree that, following the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for any Breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any Ancillary Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that nothing in this Section 8.6 shall limit any Party’s right to seek equitable relief, including specific performance, injunctive relief, or other non-monetary remedies, or to bring a claim based on Fraud.

Article IX

MISCELLANEOUS

IX.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Company, the Sellers, and Purchaser shall each pay their respective expenses (including legal and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

IX.2 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified by and only by a written instrument executed by Purchaser and the Sellers. The Sellers may waive any rights of the Sellers hereunder, and Purchaser may waive any rights of a Merger Sub, the Company or Purchaser hereunder. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach.

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IX.3 Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, emailed, delivered by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following respective addresses (or at such other address for any such Party as shall be specified by like notice):

if to Purchaser, a Merger Sub, or the Company, to:

Mode Mobile, Inc.

One East Erie, Suite 525

Chicago, Illinois 60611

Attn: [_]

Email: [_]

if to a Seller, to:

c/o Catapult CA QOF, LLC

360 E 2nd St STE 806

Los Angeles, CA 90012

Email: [_]

with a copy (which shall not constitute notice) to:

Selborne Legal Consulting LLC

369 Lexington Avenue, 2nd FL 233

New York, New York 10017

Attention: [_]

Email: [_]

All such notices shall be deemed delivered upon the earlier to occur of (a) receipt by the party to whom such notice is personally delivered, (b) if sent by email, on the Business Day such notice is sent if sent (as evidenced by the email confirmed “sent”) prior to 5:00 p.m. Chicago, IL time and, if sent after 5:00 p.m. Chicago, IL time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth (5th) Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Either Purchaser (on behalf of Purchaser, a Merger Sub, or the Company) or a Seller, by notice duly given in accordance herewith, may specify a different address for the giving of applicable notices hereunder.

IX.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, DocuSign and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

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IX.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the other agreements and instruments delivered pursuant hereto or thereto set forth the entire understanding of the Parties with regard to the subject matter hereof and thereof. Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person that is not a Party any rights or remedies under or by reason of this Agreement, except for the Releasees. For the avoidance of doubt, Purchaser may enforce the provisions hereof for the benefit of their respective Representatives and/or the Purchaser Indemnified Parties and similar parties, as provided and applicable hereunder, and the Sellers may enforce the provisions hereof for the benefit of the Sellers, their Representatives, and/or the Seller Indemnified Parties and similar parties, as provided and applicable hereunder, and this Section shall not prohibit such enforcement in accordance with this Agreement.

IX.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to (and shall if permitted by Law) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

IX.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Applicable Law of the State of Delaware (including with respect to substantive and procedural laws).

IX.8 Enforcement; Venue. The parties agree that any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, will be submitted exclusively to, and each of the Parties irrevocably submits to the exclusive jurisdiction and venue of, the state chancery courts located in the State of Delaware for the purposes of any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.3 shall be effective service of process for any action, suit or Proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

IX.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

IX.10 Press Release. At no time shall any Party issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law, in which case the disclosing Party shall use reasonable efforts to consult with the other Parties prior to such disclosure.

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IX.11 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Purchaser or the Company, on the one hand, or a Seller or the Sellers, on the other hand, without the prior written consent of the Sellers, on the one hand, or Purchaser, on the other hand, respectively, and any attempt to do so will be void; provided, that Purchaser (and after the Closing, the Company) may, without the consent of any Person, assign in whole or in part their respective rights and obligations pursuant to this Agreement to one or more of their respective Affiliates, to any purchaser of all or any portion of the assets of Purchaser or the Company or to any of their respective financing sources as collateral security. In addition to any other restrictions and conditions herein or in the Ancillary Agreements, in the event of a permitted assignment of Consideration Shares by the Sellers, the Sellers and the transferee must execute and deliver to Purchaser an acknowledgement and agreement reasonably satisfactory to Purchaser that such Consideration Shares will continue to be bound by the provisions of this Agreement, and that the Sellers and such transferee will be jointly and severally liable for all obligations therein with respect to such Consideration Shares. Subject to the foregoing provisions of this Section 9.11, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

IX.12 Specific Performance. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement or any Ancillary Agreement are not performed in accordance with their specific terms or otherwise are breached or threatened to be breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the other Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to a temporary, preliminary and permanent injunction, specific performance, and/or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or actual damages) to prevent breaches or threatened breaches of the provisions of this Agreement or any Ancillary Agreement and to enforce specifically this Agreement or any Ancillary Agreement and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Person may be entitled, at law or in equity.

IX.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

IX.14 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

IX.15 Non-Liability for Purchaser Affiliates. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any Ancillary Agreement, the Sellers and the Company, by their acceptance of the benefits of this Agreement, hereby acknowledge and agree that, in respect of Purchaser, the Merger Subs’, and the Company’s obligations hereunder, no Person other than Purchaser, the Merger Subs, and the Company, and their respective successors and assigns, shall have any obligation hereunder and that none of the Sellers or any of their Affiliates, or any of their respective Representatives, employees, directors, officers, equityholders or agents shall have any rights of recovery hereunder against, or any recourse under this Agreement or any Ancillary Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any Person not a Party hereto, (each, a “Purchaser Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser, a Merger Sub, or the Company against the Purchaser Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any Law, or otherwise, it being expressly agreed and acknowledged that no personal liability shall attach to, be imposed on or otherwise be incurred by any Purchaser Affiliate, as such, for any obligations of Purchaser, a Merger Sub, or the Company under this Agreement or the transactions contemplated hereby, or under any Ancillary Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow(s)]

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

PURCHASER:

MODE MOBILE, INC.

By:	/s/ Prakash Ramanchandran
Name:	Prakash Ramanchandran
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

FIRST MERGER SUB:

JIBJAB MERGER SUB I INC.

By:	/s/ Prakash Ramanchandran
Name:	Prakash Ramanchandran
Title:	Chief Financial Officer

SECOND MERGER SUB:

JIBJAB, LLC

By:	/s/ Prakash Ramanchandran
Name:	Prakash Ramanchandran
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

COMPANY:

JIBJAB CATAPULT CA INC.

By:	/s/ Paul Hanges
Name:	Paul Hanges
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

SELLERS:

CATAPULT CA QOF, LLC

By: Catapult CA GP I LLC
Its: Managing Member

By:	/s/ Gary Hsueh
Name:	Gary Hsueh
Title:	Managing Member

/s/ Paul Hanges
Paul Hanges

/s/ Mauro Gatti
Mauro Gatti

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

Form of First Certificate of Merger

[OMITTED]

EXHIBIT A-2

Form of Second Certificate of Merger

[OMITTED]

EXHIBIT B-1

Copy of Initial Charter

[OMITTED]

EXHIBIT B-2

Copy of Effective Charter

[OMITTED]

EXHIBIT C-1

Copy of Initial Bylaws

[OMITTED]

EXHIBIT C-2

Copy of Effective LLC Agreement

[OMITTED]